Exhibit 99.1

Digital Recorders, Inc. Shareholders Approve Proposals During the 2005 Annual Meeting

    DALLAS--(BUSINESS WIRE)--June 3, 2005--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a market leader in transportation, law enforcement, and security digital communications systems, announced today that its shareholders approved the four proposals put forth for vote at its Annual Meeting of Shareholders, which was held today at the Radisson Hotel Research Triangle Park in Research Triangle Park, N.C.
    David L. Turney, DRI's Chairman, Chief Executive Officer, and President, reviewed and discussed the Company's fiscal year 2004 results with shareholders immediately following the event.

    Election Results

    Shareholders cast their votes in favor to:

    -- approve a proposal to the Amended and Restated Articles of Incorporation of Digital Recorders, Inc. to remove the requirement that members of the Board of Directors serve staggered three-year terms so that, beginning with the directors elected at the Annual Meeting of Shareholders in 2005, each director will instead serve an annual term;

    -- re-elect Class One directors to serve until the Annual Meeting of Shareholders in 2006;

    -- ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2005; and

    -- approve and ratify the amendment of the 2003 stock option plan to increase by 300,000 the number of shares that may be issued pursuant to awards granted under that plan.

    No other business was transacted during the Annual Meeting of Shareholders.

    2005-2006 Board of Directors

    Class One directors whose terms will expire in 2006 include:

    --  Stephanie L. Pinson, age 68, Watchung, N.J.;

    --  Lawrence A. Taylor, age 58, Dallas, and

    --  Juliann Tenney, J.D., age 52, Chapel Hill, N.C.

    Class Two directors whose terms will expire in 2006 include:

    --  C. James Meese Jr., age 63, Raleigh, N.C.;

    --  John K. Pirotte, age 55, Raleigh, N.C.; and

    --  David L. Turney, age 61, Dallas.

    Class Three directors whose terms will expire in 2007 include:

    --  Russell C. Cleveland, age 66, Dallas;

    --  Nuria I. Fernandez, age 45, Alexandria, Va.; and

    --  John D. Higgins, age 71, Glen Head, N.Y.

    For each director's full biography, please refer to the 2005 Proxy Statement available on the Company's Web site, www.digrec.com, Investor Relations, Shareholder Communications, Proxy Statements.

    About the Company

    Digital Recorders, Inc. is a market leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/ automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com